Exhibit 10.1

BOARD OF DIRECTORS CONSULTING AND INDEMNITY AGREEMENT

            Keith Barnes (the “Director” or “you”) and Electroglas, Inc. (the “Company” or “we”) (collectively “the parties”) enter into this as of the 12th day of April 2006.

            The Company’s formation documents contain comprehensive indemnification provisions, but the parties understand that those provisions are there by shareholder election.  Accordingly, you and we both want to have in place agreements that assure you the same level of indemnification by agreement.  We take this opportunity to update our understanding in this respect.

            We have asked for your willingness to serve as a Director on the Company’s Board of Directors for a minimum number of years.  We are compensating you in part with stock options that will vest over that period.  Though we do not currently contemplate an acquisition in that time period, we know that it is possible for companies to be acquired, and that it is common when that happens for Board terms to end earlier than originally planned.

            We wish to confirm our intent that you will continue as a consultant to the Company (unless you decide otherwise) for the full period during which your options vest or 24 months after you no longer are a director of Electroglas, whichever period is longer.  During this period we will pay you $1,500.00 per quarter for said services. We and you believe that by doing so we will provide a framework for obtaining your services and advice after the close of such a transaction, and that we will also insure that our Shareholders thus obtain the best possible advice from you with respect to such a proposal.

            To accomplish those things, you and we agree as follows.

1.          Service.  You agree to serve or continue to serve as a Director of the Company for so long as you are duly elected or appointed, or until you resign in writing, whichever is first.

2.          Consulting Commitment.  We commit to engage you as a consultant for the full term of any vesting period under any grant of options you may receive as a Director of the Company or 24 months, whichever is longer.

2.1          Scope of Consulting:  During Board Service.  While you remain on our Board of Directors, that consultancy will be consistent with the usual and customary duties of a board member, and will include calling upon your attendance at Board meetings and reasonable preparation for them, as well as calling upon you, at times reasonably convenient for you and for us, for telephone consultation on matters within your sphere of expertise.  Your time commitment for such consultation is not fixed, but will not exceed a commitment that can be met at the same time you hold other full-time employment, and will not exceed that usually attendant upon service as an outside member of the Board of Directors.

2.2          Scope of Consulting:  After Board Service.  If you leave our Board through resignation as a part of our process of merging with or acquiring another entity, or being acquired by or merging into another entity, we will (unless you tender your written resignation) expect to call upon you for transition consulting at a level consistent with your earlier service on the Board, for the duration of the vesting period of your option grants.

2.3          Termination.  You may resign your service as a Director or Consultant any time, by writing delivered to the Secretary of the Company.  Our shareholders may also decide not to elect you to additional terms in office.  If you resign, or if you are not elected to a subsequent term in office, it ends the Company’s obligations to continue to retain you as a consultant, except under three circumstances.  The first circumstance is if your resignation or your removal from the Board is done for the purpose of complying with the terms of an agreement involving a merger or acquisition of or by the Company, or following a change in control of the Company in which a single acquirer (or group of acquirer acting with a common purpose) has obtained effective voting control.  The second is if the Company elects to continue your services as consultant by written election at the time of your resignation.  The third is if you do not stand for re-election for any reason and have served one full term as a director prior to not standing for re-election, the Company may continue your option life for 12 months after your termination as  a director.  This Agreement is neither intended to nor shall limit any rights of you or the Company (including its shareholders) provided in the Company’s by-laws, Articles, other Company policies and procedures, or otherwise under l, including regarding termination of your service.

2.4          Nature of Relationship.  Under this Agreement you are an independent contractor, not an employee.  This Agreement gives you the rights it describes, but does not make you eligible for employee benefits, benefit plans, or the like.  As a member of the Board of Directors, you have a fiduciary obligation to protect the interests of all of the shareholders of the Company.  You have had the opportunity to have that explained to you, and you understand what it means.  You acknowledge that among other things it means that if you obtain knowledge relating to confidential affairs of the Company, like matters of a technical nature such as know-how, formulas, software, trade secrets, secret processes or machines, inventions or research projects, or matters of a business nature such as information about costs, profits, pricing policies, markets, sales, suppliers, plans for future development, plans for future products, marketing plans or strategies, or client and customer information, or personnel and other information which is not generally disclosed by the Company to the public (collectively, “Confidential Information”), you will keep it in confidence, and not use it or disclose it to third parties in any form, for any purpose during and after your association with the Company.  Confidential Information and related information shall remain the sole property of the Company.  Your fiduciary obligations also mean that while you are a Director, you will avoid simultaneously serving in any position for a competitor of the Company, and that if you find yourself in a position in which your other obligations require that service, you will promptly disclose it to the other members of our Board, recuse yourself from any discussions and decisions involving competitive matters, and if requested to do so by the Company, will resign from the Board.  Your obligations of confidentiality will continue after your association with the Company.

2.5          Expenses.   We will cover your out of pocket expenses for travel, meals, accommodations, and communication, consistent with our policies for our senior executive officers with respect to class of travel or accommodations and purposes for those expenses, and subject to your submitting documentation for expenses as our policy requires for our senior executives.

3.          Indemnity.  For the remaining sections of this Agreement, we will use these terms:

3.1          “Proceeding” means threatened, pending or completed actions, suits or other proceedings, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, if you are involved as a party or otherwise because you are or were a Director or officer of the Company, or because you are or were serving at the request of the Company as a Director, officer, employee, agent, or in some other capacity involving services or duties, of another Company, partnership, joint venture, trust, or other enterprise such as an employee benefit plan.

3.2          “Expenses” means reasonable expense of investigations, judicial or administrative proceedings or appeals, attorneys’ fees and disbursements and any reasonable expenses of establishing a right to indemnification under this Agreement, and other similar reasonable expenses.  It does not include amounts for which you may seek indemnification, e.g., amounts you pay in settlement or the amount of judgments or fines (including for this purpose any excise tax assessed with respect to employee benefit plans) awarded against you.

3.3          If your service involves an employee benefit plan, and you acted in good faith and in a manner reasonably believed to be in the interest of an employee benefit plan, you shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

4.          Indemnification.

4.1          Indemnity Commitment.  We will indemnify you as this section outlines, if you are or have been threatened with becoming a party to any Proceeding.  Our indemnification will cover all Expenses, judgments, fines, and amounts paid in settlement that you actually and reasonably incur in connection with a Proceeding, but only if you acted in good faith and in a manner which you reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that your conduct was unlawful, subject only to the limitations below.

4.2          Limitations for Actions by or in right of the Company.   If the Proceeding is brought by or in the right of the Company to procure a judgment in its favor, we will not indemnify you for Expenses, judgments, fines, and amounts paid in settlement with respect to any claim, issue or matter as to which you have been finally adjudged by a court to be liable to the Company, unless and only to the extent that any court in which such a Proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstance of the case, you are fairly and reasonably entitled to indemnity.  However, if you are successful in defending such a claim, on the merits or otherwise, including without limitation if the action is dismissed without prejudice, we will indemnify you against Expenses.

4.3          Comprehensive Indemnification.  We intend that this Section 4 provide you with the broadest and most comprehensive indemnification permitted under the law that governs our corporation, in any Proceeding.  Accordingly if that law would permit broader indemnification than this Agreement otherwise expressly provides, you are entitled to that broader indemnification.  By “broadest and most comprehensive indemnification permitted,” we mean to include, among other provisions of the law, any provisions of the law that authorize or contemplate additional indemnification by agreement.  If the law changes after the date of this Agreement in ways that broaden permitted indemnification, you are entitled to the broader coverage.

4.4          Advances of Expenses.  We will pay in advance the Expenses you incur in any Proceeding, on your written request, if you:

4.4.1 furnish us with a written affirmation of your good faith belief that you are entitled to be indemnified under this Agreement; and

4.4.2 furnish us with a written undertaking to repay those advances to the extent that it is ultimately determined by a court that you are not entitled to be indemnified for those Expenses.

Such advances shall be made without regard to your ability to repay them. Notwithstanding the foregoing, the Company shall not be required to advance Expenses if the Company in good faith believes you are not entitled to be indemnified under this Agreement.

5.          Notification and Defense of Claim.

          If you plan to claim indemnification under this Agreement, you must provide us Notice of the applicable Proceeding promptly after you learn of it, so that we have time to respond to you by any deadline applicable to the Proceeding itself.  At the latest, you must provide us with Notice of the applicable Proceeding not more than thirty (30) days after the Proceeding starts.  With respect to Proceedings:

5.1          Company Participation.  The Company will be entitled to participate in Proceedings at its own expense.

5.2          Assumption of Defense.  Except as otherwise provided below, we may, at our option, alone or with any other indemnifying party similarly notified and electing to assume the defense, assume the defense of the Proceeding with legal counsel reasonably satisfactory to you.  You shall have the right to employ separate counsel in the Proceeding, but the Company will not be liable to you under this Agreement for the fees and expenses of your own counsel incurred after we give you Notice that we have assumed the defense, unless: (i) the parties reasonably conclude that there may be a conflict of interest between the Company and you in the conduct of the Proceeding; or (ii) we do not employ counsel to assume the defense of the Proceeding.  We will not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company, or as to which you have reasonably concluded there may be a conflict of interest.

5.3          Shared Counsel.  If you and one or more other people who may be entitled to indemnification from us are parties to any Proceeding, we may require you to engage the same legal counsel as the other people.   You may still employ separate legal counsel in such a Proceeding, but we will not be liable to you for the fees and expenses of your separate counsel that you incur after you receive our Notice of the requirement to engage the same counsel as other people, unless you and we reasonably conclude that there may be a conflict of interest between you and any of the other people represented by the counsel we require.

5.4          Consent Required.  We will not be liable to indemnify you under this Agreement for any amounts paid in settlement of any Proceeding, if the payment is made without our written consent, which shall not be unreasonably withheld.  We will be permitted to settle any Proceeding the defense of which we have assumed, except we may not settle any Proceeding or claim in any manner which would impose any penalty or limitation on you without your written consent, which you have the discretion to give or withhold.  Notwithstanding the foregoing, we, of course, may settle any alleged or actual liability of the Company in any Proceeding without your consent.

6.          Procedure Upon Application for Indemnification.  We will act on your request for indemnification under this Agreement no later than 90 days after we receive your written request for it.  We would conclude you are not entitled to it only if one of these two things happens: (a) our Board of Directors, by a majority vote of a quorum consisting of Directors who were not parties to such Proceeding; or (b) independent legal counsel in writing (and we will appoint such a counsel if such a quorum is not obtainable), determines that you should not be entitled to indemnification under this Agreement.  Notwithstanding the foregoing, the Company, of course, would pay indemnification despite its determination that indemnification is not owed if so directed by a court order.

7.          Enforcement.

7.1          When you may enforce your rights.  You may enforce your right to indemnification or to advancement of Expenses under this Agreement, by action in any court of competent jurisdiction, if (i) the Company denies your claim for indemnification or advancement, in whole or in part, or (ii) no disposition of such claim is made within 90 days of a written request.

7.2          Your entitlement to fees in the enforcement action.  If you are successful in that enforcement action, in whole or in part, you will also be entitled to be paid your reasonable costs incurred in prosecuting the claim.

7.3          Our defenses.  It shall be a defense to any such enforcement action (other than an action brought to enforce a claim for advancement of expenses if the required affirmation and undertaking have been tendered to the Company) that you are not entitled to indemnification under this Agreement, but the burden of proving such defense shall be on us.

7.4          No presumptions.  Neither our failure to decide, before your enforcement action, that indemnification is proper in the circumstances, nor our decision before your enforcement action that such indemnification is improper shall be a defense to the action or create a presumption that you are or are not entitled to indemnification under this Agreement or otherwise.  The termination of any Proceeding by judgment, order of court, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that you are or are not entitled to indemnification under this Agreement or otherwise.

8.          Partial Indemnification.  If you are entitled to indemnification under this Agreement for some or a portion but not all of the Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by you in the investigation, defense, appeal or settlement of any Proceeding but not, however, for the total amount thereof, we will indemnify you for the portion to which you are entitled.

9.          Other Matters.

9.1          Non-Exclusivity and Continuity of Rights.  This Agreement is not exclusive.  To the extent you have rights to indemnification under the articles or bylaws of the Company, or under any other agreement, any vote of shareholders or the Board of Directors, under applicable law, or otherwise, both as to action in your official capacity and as to action in any other capacity, those rights remain in place.  The indemnification under this Agreement shall continue for you even though you stop being a Director or officer and shall inure to the benefit of your heirs and personal representatives.

9.2          Severability.  If this Agreement or any part of it is invalidated on any ground by any court of competent jurisdiction, we will still indemnify you as to Expenses, judgments, fines and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that is not invalidated, and to the full extent permitted by any other applicable law.

9.3          Subrogation.  If we pay any amounts under this Agreement, we shall be subrogated to the extent of such payment to all your rights of recovery.  You will execute all documents required and shall do all acts necessary to secure those rights to us and to enable us effectively to bring suit to enforce those rights.

9.4          Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both you and us. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions of it (whether or not similar) nor shall such waiver constitute a continuing waiver.

9.5          Notices.  Notice for each party shall be sent to you at your address in the Company’s records, and if to the Company, to the CEO at the Company’s principle place of business, or to such other person or address as the parties may from time to time by Notice provide.  Notice shall be effective when actually received by the party this Agreement designates for Notice, if sent by any means that leaves a hard-copy record in the hands of the recipient.  If sent properly addressed by certified or registered mail, postage prepaid, return receipt requested, Notice shall be deemed effective on the date the return receipt shows the Notice was accepted, refused, or returned undeliverable.

9.6          Counterparts; Fax signatures.  This Agreement may be executed in any number of counterparts, which together shall constitute the original.  Each of us agrees to accept fax signatures.

9.7          Applicable Law.  This Agreement shall be governed by and construed in accordance with the law of the state in which the Company is incorporated.

9.8          Successors and Assigns.  This Agreement shall be binding upon the Company and its successors and assigns.

So agreed:

Company:		Director:

Electroglas, Inc.

By:	/s/ Thomas Rohrs	/s/ Keith L. Barnes

Thomas Rohrs, Chairman & CEO